STRATEGIC HOTELS & RESORTS, INC.
SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN

RICHARD J. MOREAU
Election for Vested and Deferred Awards
______________________________

WHEREAS, THIS ELECTION (the “Election”) is made this 6th day of November, 2014, by Richard J. Moreau, as the undersigned participant in the above-referenced plan (the “Plan”) that is sponsored by Strategic Hotels & Resorts, Inc. (the “Corporation”). Terms below that begin with initial capital letters have the special meanings set forth in this Election.
WHEREAS, Section 5.4 of the Plan authorizes the Compensation Committee to permit select participants to elect to defer the receipt of shares of the Corporation’s common stock (the “Shares”) from the date of vesting of a Plan award until a specified future date or dates when unrestricted Shares will be delivered; and
WHEREAS, I have received the following awards (the “Designated Awards”) pursuant to the Plan; and I have previously made deferral elections (“Deferral Elections”) pursuant to which I elected to receive such Designated Awards on such date that is six (6) months post-termination of employment pursuant to Section 5.4 of the Plan:

Type of Award	Date of Award Agreement	Number of Shares subject to this Election*
RSU	06/24/2004	21,429
RSU	10/14/2004	357
RSU	01/01/2005	12,122
RSU	02/06/2006	17,074
RSU	02/06/2006	9,756
RSU	03/06/2007	12,995
RSU	03/06/2008	36,273
RSU	03/20/2009	81,250
RSU	02/21/2012	21,812
RSU	02/26/2013	9,582
TOTAL NUMBER OF SURRENDERED RSU SHARES SUBJECT TO THIS ELECTION:		222,650

* Note that this Election is only available and only applies to those Shares as to which your rights have previously vested pursuant to the Designated Award.

WHEREAS, I now desire to convert the number of Shares included in the Designated Awards and as shown above (the “Surrendered RSU Shares”) into a cash-based account that has a future investment return determined by my elections; and
WHEREAS, I recognize and agree that the terms and conditions below do not affect the time of payment for the Designated Awards, and that my Deferral Elections referenced above shall remain in full force and effect for the purposes of determining when my Designated Awards are paid in cash to me.
NOW, THEREFORE, I hereby elect as follows, and the Corporation agrees to be bound by the terms of my elections herein effective immediately:
1.    Conversion of Designated Awards to Liability Accounts. Pursuant to this Election, I direct the Corporation to convert the total number of Surrendered RSU Shares designated in the table above into a cash-based liability account as of the first day (the “Conversion Date”) of the next window period during which I could, in accordance with the Corporation’s insider trading policy, sell Shares that I own in my personal capacity. Accordingly, and effective on the Conversion Date, I recognize and agree that I will forfeit all rights to the Surrendered RSU Shares, and in consideration thereof the Corporation shall promptly –

(a)
credit a deferred compensation (liability) account that is payable to me in accordance with my Deferral Elections (my “Cash Account”) with an amount equal to the fair market value of the Surrendered RSU Shares on the Conversion Date, and

(b)
credit my Cash Account with earnings and losses determined by my investment elections made pursuant to the Investment Return Election Form.. I recognize and agree that the Corporation shall have sole and complete discretion to determine the investment return on my Cash Account in accordance with the terms and conditions of the program and my elections thereunder, and I shall accept such Corporation’s determinations as final and binding unless they are arbitrary and capricious. I acknowledge that the Cash Account shall be created and funded promptly upon the Conversion Date and that the earnings and losses determined by my investment elections, described above, shall begin on such date as (i) the Cash Account has been funded by the Corporation and (ii) the Cash Account has been invested in accordance with my Investment Return Election Form.

2.    Source of Benefits. I recognize and agree, on behalf of myself, and my beneficiaries, heirs, successors, and assigns, that –

(a)	neither this Election nor the associated investment program provide me with any legal or equitable rights, interests or claims in any property or assets of the Corporation or any of its affiliates;

(b)	the payment of benefits due from my Cash Account shall be, and remain, payable only from the general, unpledged unrestricted assets of the Corporation; and

(c)
my rights under this Election, the Investment Return Election Form and the associated investment program are merely those of unsecured creditor and represent only an unfunded and unsecured promise by the Corporation to pay money to me in the future.

3.    Taxes. By signing this Election, I acknowledge that I am be solely responsible for the satisfaction of any taxes that may arise from the Designated Awards and my recognition of income from them and my Cash Account (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Corporation nor any of its officers, directors, employees, or other service providers shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold me harmless from any or all of such taxes. The Corporation shall nevertheless have the discretion (i) to condition any issuance of Shares or payment of cash to me on my satisfaction of applicable employment and withholding taxes; and (ii) to unilaterally interpret this Election in any manner that (a) conforms with the requirements of Section 409A of the Code, (b) modifies or voids any election of mine to the extent it would violate Section 409A of the Code, and (c) for any distribution election that would violate Section 409A of the Code, defers distributions pursuant hereto until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is duly elected by me.
4.    Effect of This Election. I recognize and agree that, except as specifically set forth above, nothing in this Election affects my Designated Awards and Deferral Elections, and that they shall otherwise remain in full force and effect.
REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, I have made this Election, and the Corporation has accepted it below, in all events effective on the day and year first above-written.

PARTICIPANT
Date: November 3, 2014
My Signature:     /s/ Richard J. Moreau

My Printed Name: Richard J. Moreau

AGREED TO AND ACCEPTED this 6th day of November, 2014:

STRATEGIC HOTELS & RESORTS, INC.

/s/ Paula C. Maggio
By: Paula C. Maggio
Its: Executive Vice President, General Counsel & Secretary

4